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                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE

                             THE UNIMARK GROUP, INC.

                              FOR IMMEDIATE RELEASE

             THE UNIMARK GROUP, INC. RECEIVES GOING PRIVATE PROPOSAL

Bartonville, TX, November 22, 2002 -The UniMark Group, Inc. (OTC Bulletin Board:
"UNMG.OB") announced today that it has received a proposal from its largest shareholder, M&M Nominee LLC, in which a company to be formed by M&M Nominee would acquire all of UniMark's outstanding shares of common stock not already owned by M&M Nominee for $0.65 per share in cash. Presently, M&M Nominee owns 13,149,274 shares of UniMark's common stock accounting for 62.5% of all issued and outstanding shares. Further, UniMark announced that its Board of Directors is forming a special committee of disinterested directors to review the proposal.

ABOUT THE UNIMARK GROUP, INC.

The UniMark Group, Inc. is a vertically integrated citrus and tropical fruit growing and processing company supplying major branded food companies in the United States and selected countries worldwide, with substantially all of its operations in Mexico.

Further information about UniMark may also be obtained from a number of sources via the Internet. Government filings may be accessed through www.freeedgar.com or www.sec.gov and at http://finance.yahoo.com.

COMPANY CONTACT:                     Emilio Castillo Olea, President and CEO or,
                                     David E. Ziegler, CFO/Investor Relations
                                     817-491-2992


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